EXHIBIT 10(e)(26)

Annual Performance Incentive Plan (“APIP”) for Second Half 2009

Under the 2009 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

In consideration of the challenging and unpredictable economy, we have prioritized cash flow from operations and earnings per share. 2009 APIP performance measures and targets were set for the first half of the year in February 2009, and separate performance measures and targets for the second half of the year were approved on July 30, 2009. Each six-month period of APIP performance will be calculated separately.

The Committee established overall threshold, base, target and maximum measures of performance for the second half of 2009 APIP. The performance measures, weightings and target ranges for the second half of 2009 are cash flow from operations (weighted at 65%) of $500 million-$700 million and earnings per share (weighted at 35%) of $0.26-$0.29. Certain additional goals were established for some officers based on business unit goals.

Individual payments will be subject to the review and approval of the Committee following the completion of the 2009 fiscal year.